Exhibit (H)(3)

FIDUS INVESTMENT CORPORATION

(a Maryland Corporation)

Common Stock

Par Value $0.001 per Share

EQUITY DISTRIBUTION AGREEMENT

August 21, 2014

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Robert W. Baird & Co. Incorporated

777 East Wisconsin Avenue

Milwaukee, WI 53202

Ladies and Gentlemen:

Fidus Investment Corporation, a Maryland corporation (the “Company”), and Fidus Investment Advisors, LLC, a Delaware limited liability company (the “Advisor”) registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (the “Advisers Act”), confirms its agreement with Raymond James & Associates, Inc. and Robert W. Baird & Co. Incorporated (each an “Agent” and collectively the “Agents”) as set forth below.

The Company has entered into (i) an Investment Advisory and Management Agreement, dated as of June 20, 2011, as amended March 4, 2014 (the “Investment Advisory Agreement”) with the Advisor and (ii) an Administration Agreement, dated as of June 20, 2011 (the “Administration Agreement”) with the Advisor.

The Company owns (i) 100% of the limited partnership interests in Fidus Mezzanine Capital, L.P. (the “SBIC Fund I”); (ii) 100% of the limited partnership interests in Fidus Mezzanine Capital II, L.P. (the “SBIC Fund II” and, together with SBIC Fund I, the “SBIC Funds”) , and (ii) 100% of the equity interests of Fidus Investment GP, LLC (the “SBIC GP” together with the Company, the Advisor and the SBIC Funds, the “Fidus Entities”).

1. Description of Securities.

The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, the Company may issue and sell through each Agent, acting as agent and/or principal, shares (the “Securities”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), having an aggregate offering price of up to $50,000,000 (the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, except as set forth in any Placement Notices (as defined herein), the parties hereto agree that, provided each Agent does not sell in excess of the number of Securities specified in any Placement Notices issued to it, the Company shall have sole responsibility for compliance with the limitations set forth in this Section 1 regarding the aggregate offering price of the Securities issued and sold under this Agreement, and each Agent shall have no obligation in connection with such compliance. The issuance and sale of the Securities through the Agents will be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (collectively with the rules and regulations thereunder, the “Securities Act”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue the Securities.

Pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), the Company filed with the Commission a Form N-54A Notification of Election to be Subject to Sections 55 through 65 of the 1940 Act (a “BDC Election”) (File No. 814-00861), pursuant to which the Company elected to be treated as a business development company (“BDC”) under the 1940 Act. The Company has elected to be treated as a regulated investment company (“RIC”) for federal income tax purposes (within the meaning of Section 851(a) of the Internal Revenue Code of 1986, as amended (the “Code”)).

The Company has filed with the Commission, in accordance with the provisions of the Securities Act, a registration statement on Form N-2 (File No. 333-182785), including a base prospectus, relating to certain securities, including the Securities, and post-effective amendments Nos. 1 through 4 thereto. The registration statement, as so amended, became effective under the Securities Act on April 29, 2014. The Company will prepare and file with the Commission in accordance with Rule 497 under the Securities Act a prospectus supplement to the base prospectus included as part of such registration statement specifically relating to the Securities (the “Prospectus Supplement”). The Company will furnish to each Agent, for use by each Agent, copies of the base prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Securities. Except where the context otherwise requires, such registration statement, as amended when it became effective, including all documents filed as part thereof, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 497 under the Securities Act (“Rule 497”) or deemed to be a part of such registration statement pursuant to Rule 430C under the Securities Act (the “Rule 430C Information”), is herein called the “Registration Statement.” The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.” The base prospectus, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such base prospectus and/or Prospectus Supplement has most recently been filed by the Company with the Commission pursuant to Rule 497 is herein called the “Prospectus.”

For purposes of this Agreement, all references to the Registration Statement and the Prospectus shall be deemed to include any amendment or supplement thereto that has been filed with the Commission pursuant to the Commission’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

2. Placements.

Each time that the Company wishes to issue and sell Securities hereunder (each, a “Placement”), it will notify each Agent by email notice (or other method mutually agreed to in writing from time to time by the parties) containing the parameters in accordance with which it desires the Securities to be sold, which shall at a minimum include the number of Securities to be issued and sold (the “Placement Securities”), the time period during which sales are requested to be made, any limitation on the number of Securities that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), a form of which containing such minimum sales parameters necessary is attached hereto as Exhibit A. The Placement Notice shall originate from any of the individuals from the Company set forth on Exhibit B attached hereto (with a copy to each of the other individuals from the Company listed on such Exhibit B), as the Company may amend such Exhibit from time to time and shall be addressed to each of the individuals from each Agent set forth on Exhibit B attached hereto, as each Agent may amend such Exhibit from time to time. For the avoidance of doubt, the parties acknowledge and agree that it is their mutual intention that only one Agent shall sell Placement Securities pursuant to a particular Placement Notice, and the Company shall, in its sole discretion, designate the Agent who it prefers to sell Placement Securities pursuant to that Placement Notice, and the Agents agree that they will abide by such designation unless the designated Agent shall decline to accept the proposed terms included in the Placement Notice, in which event the other Agent, if it accepts such proposed terms, shall be permitted to sell the Placement Securities pursuant to such Placement Notice. In the absence of such a designation by the Company, the Agent who last sold Placement Securities pursuant to this Agreement shall permit the other Agent to sell the Placement Securities designated in such Placement Notice.

If each Agent wishes to accept such proposed terms included in the Placement Notice (which it may decline to do for any reason in its sole discretion) or, following discussion with the Company, wishes to accept amended terms, each Agent will, prior to 4:30 p.m. (New York City Time) on the business day following the business day on which such Placement Notice is delivered to each Agent, issue to the Company a notice by email (or other method mutually agreed to in writing from time to time by the parties) addressed to all of the individuals from the Company and the Agent set forth on Exhibit B attached hereto setting forth the terms that the Agent is willing to accept. Where the terms provided in the Placement Notice are amended as provided for in the immediately preceding sentence, such terms will not be binding on the Company or the Agent until the Company delivers to the Agent an acceptance by email (or other method mutually agreed to in writing from time to time by the parties) of all of the terms of such Placement Notice, as amended (the “Acceptance”), which email shall be addressed to all of the individuals from the Company and the Agent set forth on Exhibit B attached hereto. The Placement Notice (as amended by the corresponding Acceptance, if applicable) shall be effective upon receipt by the Company of the Agent’s acceptance of the terms of the Placement Notice or upon receipt by the Agent of the Company’s Acceptance, as the case may be, unless and until (i) the entire amount of the Placement Securities has been sold, (ii) in accordance with the notice requirements set forth in the second sentence of this Section 2, the Company terminates the Placement Notice, (iii) the Company issues a subsequent Placement Notice with parameters superseding those in the earlier dated Placement Notice, (iv) this Agreement has been terminated under the provisions of Section 13, or (v) either party shall have suspended the sale of the Placement Securities in accordance with Section 4.

The amount of any commission, discount or other compensation to be paid by the Company to the Agent in connection with the sale of the Placement Securities shall be determined in accordance with the terms set forth on Exhibit C attached hereto; provided, however, in the event the Company engages the Agent for a sale of Securities that would constitute a “distribution,” within the meaning of Rule 100 of Regulation M under the Exchange Act, the Company and the Agent will agree to compensation that is customary with respect to such transactions. The amount of any commission, discount or other compensation to be paid by the Company to the Agent, when the Agent is acting as principal, in connection with the sale of the Placement Securities shall be as separately agreed upon in writing between the parties at the time of any such sales.

It is expressly acknowledged and agreed that neither the Company nor either Agent will have any obligation whatsoever with respect to a Placement or any Placement Securities unless and until the Company delivers a Placement Notice to the Agent and either (i) the Agent accepts the terms of such Placement Notice or (ii) where the terms of such Placement Notice are amended, the Company accepts such amended terms by means of an Acceptance pursuant to the terms set forth above, and then only upon the terms specified in the Placement Notice (as amended by the corresponding Acceptance, if applicable) and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice (as amended by the corresponding Acceptance, if applicable), the terms of the Placement Notice (as amended by the corresponding Acceptance, if applicable) will control.

3. Sale of Placement Securities by the Agents.

Subject to the provisions of Section 6(a), each Agent, for the period specified in the Placement Notice (as amended by the corresponding Acceptance, if applicable), will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the Placement Securities up to the amount specified, and otherwise in accordance with the terms of such Placement Notice (as amended by the corresponding Acceptance, if applicable). Each Agent will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Securities hereunder setting forth the number of Placement Securities sold on such day, the compensation payable by the Company to each Agent pursuant to Section 2 with respect to such sales and the Net Proceeds (as defined herein) payable to the Company, with an itemization of the deductions made by each Agent (as set forth in Section 6(b)) from the gross proceeds that it receives from such sales. Subject to the terms of the Placement Notice (as amended by the corresponding Acceptance, if applicable), each Agent may sell Placement Securities by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act (“Rule 415”), including without limitation sales made directly on the NASDAQ Global Select Market (“NASDAQ”), on any other existing trading market for the Common Stock or to or through a market maker. Subject to the terms of the Placement Notice (as amended by the corresponding Acceptance, if applicable), each Agent may also sell Placement Securities by any other method permitted by law, including but not limited to privately negotiated transactions. For the purposes hereof, “Trading Day” means any day on which Common Stock are purchased and sold on the principal market on which the Common Stock are listed or quoted.

4. Suspension of Sales. The Company or the Agents may, upon notice to the other parties in writing (including by email correspondence to each of the individuals of the other parties set forth on Exhibit B attached hereto, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by (a) verifiable facsimile transmission or (b) email correspondence to each of the individuals of the other parties set forth on Exhibit B attached hereto, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply), suspend any sale of Placement Securities; provided, however, that such suspension shall not affect or impair any party’s obligations with respect to any Placement Securities sold hereunder prior to the receipt of such notice or any securities sold under this Agreement. Each of the parties agrees that no such notice under this Section 4 shall be effective against another party unless it is made to one of the individuals named on Exhibit B attached hereto, as such Exhibit may be amended from time to time.

5. Representations and Warranties by the Company. The Company represents and warrants to each Agent and agrees with each Agent, as of the date hereof and as of each Representation Date (as defined below) on which a certificate is required to be delivered pursuant to Section 8(o), as of the time of each sale of any Securities or any securities pursuant to this Agreement (each, an “Applicable Time”) and as of each Settlement Date, as follows:

a.

Registration Statement and Prospectus. The Company meets the requirements for use of Form N-2 under the Securities Act. The Registration Statement has been declared effective under the Securities Act. The Prospectus will name the Agents as the agents in the section entitled “Plan of Distribution.” No stop order of the Commission preventing or suspending any Prospectus, or the effectiveness of the Registration Statement, has been issued, and no proceedings for such purpose will have been instituted by the Commission or are pending or, to the knowledge of the Company, are contemplated by the Commission. The Registration Statement and, assuming no act or omission on the part of the Agent that would make such statement untrue, the offer and sale of Securities as contemplated hereby meet the requirements of Rule 415 of the Securities Act Regulations and comply in all material respects with Rule 415 of the Securities Act Regulations. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed. Copies of the Registration Statement, the Prospectus and any such amendments or supplements that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to each Agent and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Securities, will not distribute any offering material in connection with the offering or sale of the Securities other than the Registration Statement and the Prospectus. The Common Stock is currently listed on NASDAQ Global Select Market under the trading symbol “FDUS.” Except as disclosed in the Registration Statement, the Company has not, in the 12 months preceding the date hereof, received notice from NASDAQ to the effect that the Company is not in compliance with the listing or maintenance requirements of NASDAQ. Except as disclosed in the Registration Statement or the Prospectus, the Company has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements.

b.	No Misstatement or Omission. At the times the Registration Statement and any post-effective amendment thereto became effective, and as of the date of the Prospectus and any amendment or supplement thereto, the Registration Statement and the Prospectus and any amendment or supplement thereto complied in all material respects with the requirements of the Securities Act. At each Settlement Date, the Registration Statement and the Prospectus and any amendment or supplement thereto, as of such date, will conform in all material respects with the requirements of the Securities Act. The Registration Statement, when it became effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendment and supplement thereto, on the respective dates thereof and at each Applicable Time, did not or will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by or on behalf of the Agents expressly for use therein.

c.

Financial Information. The financial statements of the Company included in the Registration Statement and the Prospectus, together with the related notes and schedules, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods specified (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate); the other financial data with respect to the Company contained in the Registration Statement and the Prospectus are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included in the Registration Statement or the Prospectus that are not included as required; the Company does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the Registration Statement (including the exhibits thereto) and the Prospectus which are required to be described in the Registration Statement or the Prospectus (including exhibits thereto); and all disclosures contained in the Registration Statement and the

Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

d.	Conformity with EDGAR Filing. The Prospectus delivered to the Agents for use in connection with the sale of the Securities pursuant to this Agreement will be substantially identical to the versions of the Prospectus created to be transmitted to the Commission for filing via EDGAR, except to the extent permitted by Regulation S-T.

e.	Independent Accountant. McGladrey LLP, which has expressed its opinion with respect to certain of the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission as a part of the Registration Statement and included in the Prospectus, is an independent registered public accounting firm as required by the Securities Act and the Exchange Act and the rules and regulations of the Public Company Accounting Oversight Board.

f.	Expense Summary. The information set forth in the Prospectus in the Fees and Expenses Table has been prepared in accordance with the requirements of Form N-2 and to the extent estimated or projected, such estimates or projections are believed to be reasonably based.

g.	No Material Adverse Change. Except as otherwise disclosed in the Prospectus, subsequent to the respective dates as of which information is given in the Prospectus: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, net asset value, prospects, business or operations, whether or not arising from transactions in the ordinary course of business of a Fidus Entity (any such change or effect, where the context so requires is called a “Material Adverse Change” or a “Material Adverse Effect”); (ii) none of the Fidus Entities have incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business or entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company.

h.

Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as such term is defined in Rules 13a-15 and 15d-15 under the 1934 Act) sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of (1) any known significant deficiencies in the design or operation of internal controls that could adversely affect the ability to record, process, summarize, and report financial data and (2) any known fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting; and such deficiencies or fraud will not result in a Material Adverse Effect.

i.	Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the 1934 Act), which are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and Chief Financial Officer by others within those entities and such disclosure controls and procedures are effective to perform the functions for which they were established.

j.	Good Standing of the Fidus Entities.

i.	The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the state of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement and the Material Agreements (as defined below). The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

ii.	The SBIC Fund I is a limited partnership duly organized and validly existing as a limited partnership under the laws of the state of Delaware and is duly qualified as a foreign limited partnership to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

iii.	The SBIC Fund II is a limited partnership duly organized and validly existing as a limited partnership under the laws of the state of Delaware and is duly qualified as a foreign limited partnership to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

iv.	The SBIC GP is a limited liability company that is duly formed and validly existing as a limited liability company under the laws of the state of Delaware and is duly qualified as a foreign limited liability company to transact business, and is in good standing in any jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

v.	All of the issued and outstanding limited liability company interests and partnership interests of the SBIC GP and the SBIC Funds, respectively, have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

k.	Subsidiaries of the Company. The Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or other entity other than (i) 100% of the equity interests in the SBIC Funds and the SBIC GP, (ii) those corporations or other entities accounted for as portfolio investments in accordance with the Commission’s rules and regulations (each a “Portfolio Company” and collectively, the “Portfolio Companies”), and (iii) 100% of the equity interests in tax blocker corporations that hold equity interests in one or more Portfolio Companies. Except as otherwise disclosed in the Prospectus, none of the Fidus Entities control (as such term is defined in Section 2(a)(9) of the 1940 Act), any of the Portfolio Companies. The Company includes all of its consolidated subsidiaries in its financial statements as required by the applicable provisions of Regulation S-X under the Securities Act. For purposes of this Agreement, “subsidiaries” includes, but is not limited to, the SBIC Funds and the SBIC GP.

l.	Portfolio Companies. The Company or the SBIC Funds have duly authorized, executed and delivered agreements required to make the investments described in the Prospectus under the caption “Portfolio Companies” (each a “Portfolio Company Agreement”). Except as otherwise disclosed in the Prospectus, to the knowledge of the Company, each of the Portfolio Companies is current in all material respects with all of its obligations under the applicable Portfolio Company Agreement, and no event of default (or a default which with the giving of notice or the passage of time would become an event of default) has occurred under such agreements, except to the extent that any such failure to be current in its obligations and any such default would not reasonably be expected to result in a Material Adverse Change.

m.	Officers and Directors. Except as disclosed in the Registration Statement and the Prospectus, no person is serving or acting as an investment adviser, officer or director of the Company or the SBIC Funds except in accordance with the applicable provisions of the 1940 Act. Except as disclosed in the Registration Statement and the Prospectus, no director of the Company is (i) an “interested person” (as defined in the 1940 Act) of the Company or (ii) an “affiliated person” (as defined in the 1940 Act) of any Agent. For purposes of this Section 5(k), the Company shall be entitled to reasonably rely on representations from such officers and directors.

n.	Business Development Company Election. The Company has filed the BDC Election and, accordingly, has duly elected to be subject to the provisions of Sections 55 through 65 of the 1940 Act. At the time the Company’s BDC Election was filed with the Commission, it (i) contained all statements required to be stated therein in accordance with, and complied in all material respects with the requirements of, the 1940 Act and (ii) did not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading. The Company has not filed with the Commission any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the 1940 Act, the BDC Election remains in full force and effect, and, to the Company’s knowledge, no order of suspension or revocation of the BDC Election under the 1940 Act has been issued or proceedings therefore initiated or threatened by the Commission. The operations of each Fidus Entity are in compliance in all material respects with the provisions of the 1940 Act, including the provisions applicable to BDCs.

o.	Capitalization. The issued and outstanding shares of capital stock of the Company have been validly issued, are fully paid and non-assessable. The Company has an authorized, issued and outstanding capitalization as set forth in the Registration Statement and the Prospectus as of the dates referred to therein and such authorized capital stock conforms in all material respects to the description thereof set forth in the Registration Statement and the Prospectus. Except as disclosed in or contemplated by the Registration Statement or the Prospectus, including pursuant to the Company’s dividend reinvestment plan, as of the date referred to therein, the Company did not have reserved or available for issuance any shares of Common Stock in respect of options, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or exchangeable for, or any contracts or commitments to issue or sell, any shares of capital stock or other securities.

p.

Authorization; Enforceability. The Company has full legal right, power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement and the performance by the Company of its obligations under this Agreement have been duly authorized, executed and delivered by the Company, and approved by the Board of Directors of the Company, in accordance with the 1940 Act and is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification and contribution provisions of Section 11 hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

q.	Authorization of Securities. The Securities, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, will be duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim (other than any pledge, lien, encumbrance, security interest or other claim arising from an act or omission of the Agent or a purchaser), including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Securities, when issued, will conform in all material respects to the description thereof set forth in the Prospectus.

r.	No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or any governmental or regulatory authority having jurisdiction over the Company is required for the execution, delivery and performance by the Company of this Agreement, or the issuance and sale by the Company of the Securities as contemplated hereby, except for the registration of the Securities under the Securities Act, and such consents, approvals, authorizations, orders and registrations or qualifications as may be required under the Exchange Act and applicable state securities laws or by the by-laws and rules of the Financial Industry Regulatory Authority (“FINRA”) or the Exchange in connection with the sale of the Securities by the Agent.

s.	No Preferential Rights. Except as set forth in the Registration Statement or the Prospectus, (i) no person, as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act (each, a “Person”), has the right, contractual or otherwise, to cause the Company to issue or sell to such Person any Common Stock or shares of any other capital stock or other securities of the Company (other than upon the exercise of options or warrants to purchase Common Stock, upon the vesting of restricted stock units, or upon the exercise of options or vesting of restricted stock units that may be granted from time to time under the Company’s stock incentive plans, if any), (ii) no Person has any preemptive rights, rights of first refusal, or any other rights (whether pursuant to a “poison pill” provision or otherwise) to purchase any Common Stock or shares of any other capital stock or other securities of the Company from the Company which have not been duly waived with respect to the offering contemplated hereby, and (iii) no Person has the right, contractual or otherwise, to require the Company to register under the Securities Act any Common Stock or shares of any other capital stock or other securities of the Company, or to include any such shares or other securities in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Securities as contemplated thereby or otherwise, except for such rights as have been waived on or prior to the date hereof.

t.	Material Agreements. Each agreement filed as an exhibit to the Company’s registration statement on Form N-2 (each such agreement a “Material Agreement” and collectively, the “Material Agreements”) has been accurately and fully described in all material respects. No Fidus Entity has sent or received notice of, or otherwise communicated or received communication with respect to, termination of any Material Agreement, nor has any such termination been threatened by any person. No Fidus Entity is party to any employment agreement.

u.	Intellectual Property Rights. Each of the Fidus Entities owns or possesses sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as described in the Prospectus; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Effect. No Fidus Entity has received any notice of infringement or conflict with asserted intellectual property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect. To the Company’s knowledge, none of the technology employed by the Fidus Entities has been obtained or is being used by the Fidus Entities in violation of any contractual obligation binding on the Fidus Entities or any of its officers, directors or employees or otherwise in violation of the rights of any persons, which, if challenged and the subject of an unfavorable decision, ruling or finding, could reasonably be expected to result in a Material Adverse Effect.

v.	All Necessary Permits, etc. Each of the Fidus Entities possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and none of the Fidus Entities have received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to result in a Material Adverse Effect.

w.	Title to Property. The Fidus Entities own or lease or have access to all properties and assets as are necessary to the conduct of their respective operations as presently conducted.

x.

Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against the Fidus Entities, which is required to be disclosed in the Registration Statement or the Prospectus (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Fidus Entities are a party or of which any of their property or assets is the subject which are not described in the Registration Statement or the Prospectus, including ordinary routine litigation incidental to the business, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

y.	Accuracy of Exhibits. There are no contracts or documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits thereto by the Securities Act that have not been so described and filed as required. Notwithstanding the foregoing, as of the date hereof, the Fidus Entities have not filed certain contracts and documents as exhibits to the Registration Statement, although all such exhibits will be filed by post-effective amendment pursuant to Rule 462(d) under the Securities Act.

z.	Investment Adviser Status. Other than the Advisor, none of the Fidus Entities are currently registered or required to register as an investment adviser under the Advisers Act.

aa.	Registered Management Investment Company Status. Neither the Company, the SBIC Funds nor the SBIC GP is, or after giving effect to the offering and sale of the Shares, will be a “registered management investment company” or an entity “controlled” by a “registered management investment company,” as such terms are used under the 1940 Act.

bb.	Insurance. The Fidus Entities’ directors’ and officers’ errors and omissions insurance policy and the fidelity bond required by Rule 17g-1 under the 1940 Act for the Company and the SBIC Funds are subject to legal and valid binders and at the Applicable Time are in full force and effect; each Fidus Entity is in compliance with the terms of such policy and fidelity bond in all material respects; and there are no claims by any Fidus Entity under any such policy or fidelity bond as to which any insurance company is denying liability or defending under a reservation of rights clause; and no Fidus Entity has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the Prospectus.

The Fidus Entities directly or indirectly maintain insurance covering their properties, operations, personnel and business as the Fidus Entities deem adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Fidus Entities and their business; all such insurance is fully in force on the date hereof and will be fully in force at the time of each Placement Notice.

cc.	Statistical, Demographic or Market-Related Data. Any statistical, demographic or market-related data included in the Registration Statement or the Prospectus is based on or derived from sources that the Company believes to be reliable and accurate and all such data included in the Registration Statement or the Prospectus accurately reflects the materials upon which it is based or from which it was derived.

dd.	Investments. Except for applicable restrictions, limitations or regulations set forth in the 1940 Act, the Code and the Small Business Investment Act of 1958 and the regulations promulgated thereunder (the “SBA Regulations”), there are no material restrictions, limitations or regulations with respect to the ability of the Fidus Entities to invest their assets as described in the Prospectus.

ee.	Tax Law Compliance. Each of the Fidus Entities has filed all necessary federal, state and foreign income and franchise tax returns and has paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in the Prospectus in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Fidus Entities has not been finally determined. The Company is not aware of any tax deficiency that has been or might be asserted or threatened against any of the Fidus Entities that could reasonably be expected to result in a Material Adverse Effect.

ff.	Small Business Investment Company Status. The SBIC Funds are each licensed to operate as a Small Business Investment Company (“SBIC”) by the U.S. Small Business Administration (“SBA”). Each SBIC Fund’s SBIC license is in good standing with the SBA and no adverse regulatory findings contained in any examinations reports prepared by the SBA regarding the SBIC Funds are outstanding or unresolved. The method of operation of the SBIC Funds will permit it to continue to meet the requirements for qualification as an SBIC, subject to SBA approval.

gg.	SBA Debentures. The SBIC Funds are eligible to sell securities guaranteed by the SBA. The SBIC Funds are not in default under the terms of any debenture which it has issued to the SBA for guaranty by the SBA or any other material monetary obligation.

hh.	Distribution of Offering Materials. The Company has not distributed and will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement or the Prospectus.

ii.	Absence of Registration Rights. Except as disclosed in the Registration Statement, and the Prospectus, there are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company under the Securities Act.

jj.	Nasdaq Global Select Market. The Common Stock is registered pursuant to Section 12(b) of the 1934 Act and has been approved for quotation on the Nasdaq Global Select Market (the “NASDAQ”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or delisting the Common Stock from the NASDAQ, nor has the Company received any notification that the Commission or the NASDAQ is contemplating terminating such registration or listing. The Company has continued to satisfy all requirements for listing the Common Stock for trading on the NASDAQ.

kk.	FINRA Matters. All of the information provided to the Agents or to counsel for the Agents by the Fidus Entities and, to the knowledge of the Fidus Entities, its officers and directors, in connection with letters, filings or other supplemental information provided to FINRA pursuant to FINRA Rule 5110 is true, complete and correct in all material respects.

ll.	No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Stock.

mm.	Material Relationship with the Agents. Except as disclosed in the Prospectus, none of the Fidus Entities has any material lending or other relationship with a bank or lending institution affiliated with any of the Underwriters.

nn.	No Unlawful Contributions or Other Payments. None of the Fidus Entities or, to the Company’s knowledge, any employee or agent of any of the Fidus Entities, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character required to be disclosed in the Prospectus.

oo.	No Outstanding Loans or Other Indebtedness. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or indebtedness by the Company to or for the benefit of any of the officers or directors of the Company, except as disclosed in the Prospectus.

pp.	Subchapter M. The Company qualified to be treated as a RIC beginning with its taxable year ending December 31, 2011, and the Company is in compliance with the requirements of the Code necessary to continue to qualify as a RIC under the Code. The Company will direct the investment of the net proceeds of the offering of the Shares and continue to conduct its activities in such manner as to comply with the requirements of Subchapter M of the Code.

qq.	Compliance with Laws. Each of the Company and SBIC Fund I (i) has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) by the Company and SBIC Fund I; (ii) is conducting its business in compliance with all laws, rules, regulations, decisions, directives and orders except for such failure to comply which would not reasonably be expected to result in a Material Adverse Effect; (iii) is conducting its business in compliance with all material respects with the applicable requirements of the 1940 Act; and (iv) in the case of the SBIC Funds, is each conducting its business in compliance with all material respects with the applicable requirements of the SBA.

rr.	Compliance with the Sarbanes-Oxley Act of 2002. The Company and, to the knowledge of the Company, its respective officers and directors (in such capacity), are in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the Commission’s published rules promulgated thereunder that are applicable to the Company as of the date hereof.

ss.	No Violation of Foreign Corrupt Practices Act of 1977. None of the Fidus Entities nor, to the knowledge of the Company, any director, officer, employee or affiliate of the Fidus Entities is aware of or has taken any action, directly or indirectly, that would result in a violation by such entities or persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

tt.	No Sanctions by the Office of Foreign Assets Control. None of the Fidus Entities nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Fidus Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the net proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by the OFAC.

uu.	Money Laundering Laws. The operations of the Fidus Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Fidus Entities or any of their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

vv.	Certificates. Any certificate signed by any officer of the Company and delivered to the Agents or to counsel for the Agents shall be deemed a representation and warranty by the Company, to each Agent as to the matters covered thereby.

6.	Representations and Warranties of the Advisor. The Advisor represents and warrants to each Agent and agrees with each Agent, as of the date hereof and as of each Representation Date (as defined below) on which a certificate is required to be delivered pursuant to Section 8(o), as of the Applicable Time and as of each Settlement Date, as follows:

a.	No Material Adverse Change. With respect to the Advisor, except as otherwise disclosed in the Prospectus, subsequent to the respective dates as of which information is given in the Prospectus: (i) there has been no Material Adverse Change, or any development that could reasonably be expected to result in a Material Adverse Effect; and (ii) the Advisor has not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business or entered into any material transaction or agreement not in the ordinary course of business.

b.	Good Standing. The Advisor is a limited liability company that is duly formed and validly existing as a limited liability company under the laws of the state of Delaware and is duly qualified as a foreign limited liability company to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

c.	Authorization; Enforceability. Each of this Agreement, the Investment Advisory and Management Agreement and the Administration Agreement have been duly authorized, executed and delivered by the Advisor. Each of this Agreement, the Investment Advisory and Management Agreement and the Administration Agreement is a valid and binding obligation of the Adviser, enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to (i)bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefore may be brought.

d.	Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. The Advisor is not in violation of or default under: (i) its certificate of formation or other organizational documents; (ii) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it or any of its properties, as applicable, except with respect to clauses (ii) and (iii) herein, for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

The Advisor’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and by the Prospectus (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the organizations documents of the Advisor, (ii) will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Advisor pursuant to, or require the consent of any other party to, any existing instrument, except for such conflicts, breaches, defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Effect and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Advisor. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Advisor’s execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby and by the Prospectus, except such as have already been obtained or made under the Securities Act and the 1940 Act and such as may be required under any applicable state securities or blue sky laws or from FINRA.

e.	Intellectual Property Rights. The Advisor owns, has been licensed or otherwise possesses sufficient Intellectual Property Rights reasonably necessary to conduct its business as described in the Prospectus; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Effect. The Advisor has not received any notice of infringement or conflict with asserted intellectual property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect. To the knowledge of the Advisor, none of the technology employed by the Advisor has been obtained or is being used by the Advisor in violation of any contractual obligation binding on the Advisor, or any of its respective officers, directors or employees or otherwise in violation of the rights of any persons, which, if challenged and the subject of an unfavorable decision, ruling or filing, could reasonably be expected to result in a Material Adverse Effect.

f.	All Necessary Permits, etc. The Advisor possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and the Advisor has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to result in a Material Adverse Effect.

g.	Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body,

domestic or foreign, now pending, or, to the knowledge of the Advisor, threatened, against the Advisor, which is required to be disclosed in the Registration Statement or the Prospectus (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement, or the performance by the Company or the Advisor of their respective obligations hereunder or under the Investment Advisory Agreement and the Administration Agreement. The aggregate of all pending legal or governmental proceedings to which either the Advisor is a party or of which any of its property or assets is the subject which are not described in the Registration Statement or the Prospectus, including ordinary routine litigation incidental to the business, could not reasonably be expected to have a Material Adverse Effect.

h.	Absence of Misstatements or Omissions. The description of the Advisor and its business, and the statements attributable to the Advisor, in the Registration Statement and the Prospectus complied and comply in all material respects with the provisions of the Securities Act, the 1940 Act and the Advisers Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

i.	Advisers Act. The Advisor is registered as an investment adviser under the Advisers Act and is not prohibited by the Advisers Act or the 1940 Act from acting under the Investment Advisory and Management Agreement or the Administration Agreement for the other Fidus Entities as contemplated by the Prospectus.

j.	Registered Management Investment Company Status. The Advisor is not, and after giving effect to the offering and sale of the Shares, will not be, a “registered management investment company” or an entity “controlled” by a “registered management investment company,” as such terms are defined by the 1940 Act.

k.	Insurance. The Advisor maintains insurance covering its properties, operations, personnel and business as it deems adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Advisor and its business.

l.	No Price Stabilization or Manipulation. The Advisor has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Stock.

m.	Material Relationship with the Underwriters. Except as disclosed in the Prospectus, the Advisor has no material lending or other relationship with a bank or lending institution affiliated with any of the Underwriters.

n.	Employment Status. The Advisor is not aware that (i) any executive, key employee or significant group of employees of any of the Fidus Entities, if any, plans to terminate employment with the Fidus Entities, as applicable, or (ii) any such executive or key employee is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the Fidus Entities, except where such termination or violation would not reasonably be expected to have a Material Adverse Effect.

7.	Sale and Delivery to the Agent; Settlement.

a.	Sale of Placement Securities. On the basis of the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, upon each Agent’s acceptance of the terms of a Placement Notice or upon receipt by each Agent of an Acceptance, as the case may be, and unless the sale of the Placement Securities described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, each Agent, for the period specified in the Placement Notice (as amended by the corresponding Acceptance, if applicable), will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Securities up to the amount specified, and otherwise in accordance with the terms of such Placement Notice (as amended by the corresponding Acceptance, if applicable). Each of the Company and the Advisor acknowledge and agree that (i) there can be no assurance that the Agent will be successful in selling Placement Securities, (ii) the Agent will incur no liability or obligation to the Company, the Advisor or any other Person or entity if it does not sell Placement Securities for any reason other than a failure by the Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Securities as required under this Section 7, and (iii) the Agent shall be under no obligation to purchase Securities on a principal basis pursuant to this Agreement, except as otherwise agreed by the Agent in a Placement Notice (as amended by the corresponding Acceptance, if applicable).

b.	Settlement of Placement Securities. Unless otherwise specified in the applicable Placement Notice (as amended by the corresponding Acceptance, if applicable), settlement for sales of Placement Securities will occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Securities sold (the “Net Proceeds”) will be equal to the aggregate offering price received by the Agent at which such Placement Securities were sold, after deduction for (i) the Agent’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2, (ii) any other amounts due and payable by the Company to the Agent hereunder pursuant to Section 9(a), and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

c.	Delivery of Placement Securities. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Securities being sold by crediting the Agent’s or its designee’s account (provided the Agent shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Agent will deliver the related Net Proceeds in same day funds to an account designated by the Company prior to the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Securities on a Settlement Date, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Section 11(a) and Section 12, it will (i) hold the Agent harmless against any loss, liability, claim, damage, or expense whatsoever (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company or its transfer agent (if applicable) and (ii) pay to the Agent any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

d.	Denominations; Registration. The Securities shall be in such denominations and registered in such names as the Agent may request in writing at least one (1) full business day before each Settlement Date. The Company shall deliver the Securities, if any, through the facilities of The Depository Trust Company unless the Agent shall otherwise instruct.

e.	Limitations on Offering Size. Under no circumstances shall the Company cause or request the offer or sale of any Securities, if after giving effect to the sale of such Securities, the aggregate offering price of the Securities sold pursuant to this Agreement would exceed the lesser of (A) together with all sales of Securities under this Agreement, the Maximum Amount, (B) the amount available for offer and sale under the currently effective Registration Statement , and (C) the amount authorized from time to time to be issued and sold under this Agreement by the Company and notified to the Agents in writing. Under no circumstances shall the Company cause or request the offer or sale of any Securities pursuant to this Agreement (i) at a price lower than the minimum price authorized from time to time by the Company and notified to the Agents in writing and (ii) at a price (net of the Agents’ commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof) lower than the Company’s then current net asset value per share (as calculated pursuant to the 1940 Act), unless the Company has received the requisite approval from stockholders as required pursuant to the 1940 Act. Further, under no circumstances shall the aggregate offering price of Securities sold pursuant to this Agreement exceed the Maximum Amount.

f.	Notwithstanding any other provision of this Agreement, the Company shall not offer, sell or deliver, or request the offer or sale of, any Securities and, by notice to the Agents given by telephone (confirmed promptly by (i) verifiable facsimile transmission or (ii) email correspondence to each of the individuals of the other party set forth on Exhibit B attached hereto, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply)), shall cancel any instructions for the offer or sale of any Securities, and the Agents shall not be obligated to offer or sell any Securities, (i) with respect to the Company’s quarterly filings on Form 10-Q, during any period commencing upon the [30]th day following the end of each fiscal quarter and ending on the date on which the Company files with the Commission a Prospectus Supplement under Rule 497 relating to the Securities that includes updated financial information as of the end of the Company’s most recent quarterly period (the “10-Q Filing”) and (ii) with respect to the Company’s annual report filings on Form 10-K, during any period commencing upon the [50]th day following the end of the Company’s fiscal year and ending on the date on which the Company files with the Commission a Prospectus Supplement under Rule 497 relating to the Securities that includes updated audited financial information as of the end of the Company’s most recent fiscal year (the “10-K Filing”) (each of a 10-Q Filing and/or a 10-K Filing shall also be referred to herein as a “Quarterly 497 Filing”). To the extent the Company releases its earnings for its most recent quarterly period or fiscal year, as applicable (an “Earnings Release”) before it files with the Commission its quarterly report on Form 10-Q for such quarterly period or annual report on Form 10-K for such fiscal year, as applicable, then the Agents and the Company agree that no sales of Securities shall take place for the period beginning on the date of the Earnings Release and ending on the date of the applicable Quarterly 497 Filing. Notwithstanding the foregoing, without the prior written consent of each of the Company and the Agents, no sales of Securities shall take place, and the Company shall not request the sale of any Securities that would be sold, and the Agents shall not be obligated to sell, during any period in which the Company is in possession of material non-public information.

8.	Covenants of the Company. The Company covenants and agrees with each Agent as follows:

a.

Registration Statement Amendments. After the date of this Agreement and during any period in which a Prospectus relating to any Placement Securities is required to be delivered by each Agent under the Securities Act, (i) the Company will notify each Agent promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any comment letter from the Commission or any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information; (ii) the Company will prepare and file with the Commission, promptly upon each Agent’s request, any amendments or supplements to the Registration Statement or Prospectus that, in each Agent’s reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Securities by each Agent (provided, however, that the failure of either Agent to make such request shall not relieve the Company of any obligation or liability hereunder, or affect either Agent’s right to rely on the representations and warranties made by the Company in this Agreement); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the Placement Securities or a security convertible into the Placement Securities unless a copy thereof has been submitted to each Agent within a reasonable period of time before the filing and neither Agent has reasonably objected thereto (provided, however, that the failure of either Agent to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect the Agents’ rights to rely on the representations and warranties made by the Company in this Agreement) and the Company will furnish to each Agent at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus, other than documents incorporated by reference, to be filed with the Commission as required pursuant to the applicable paragraph of Rule 497.

b.	Notice of Commission Stop Orders. The Company will advise each Agent, promptly after it receives notice or obtains knowledge thereof, of (i) the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, (ii) any other order preventing or suspending the use of the Prospectus or any supplement to the Prospectus, (iii) the suspension of the qualification of the Placement Securities for offering or sale in any jurisdiction or of the loss or suspension of any exemption from any such qualification, (iv) the initiation or threatening of any proceedings for any of such purposes, (v) any examination pursuant to Section 8(e) of the Securities Act concerning the Registration Statement, or (vi) the Company becoming the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Securities. The Company will make every reasonable effort to prevent the issuance of any stop order, the suspension of any qualification of the Securities for offering or sale and any loss or suspension of any exemption from any such qualification, and if any such stop order is issued or any such suspension or loss occurs, to obtain the lifting thereof at the earliest possible moment.

c.

Delivery of Registration Statement and Prospectus. The Company will furnish to each Agent and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus, and any supplement to the Prospectus, that are filed with the Commission during any period in which a Prospectus relating to the Placement Securities is required to be delivered under the Securities Act, in each case as soon as reasonably practicable and in such quantities and at such locations as each Agent may from time to time reasonably request; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to each Agent to the extent such document is available on EDGAR. The copies of the Registration Statement and the Prospectus and any supplements or amendments thereto furnished to each Agent will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

d.	Continued Compliance with Securities Laws. If at any time when a Prospectus is required by the Securities Act or the Exchange Act to be delivered in connection with a pending sale of the Placement Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Agents or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order (i) that the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or (ii) to comply with the requirements of the Securities Act, the Company will promptly notify the Agents to suspend the offering of Placement Securities during such period and the Company will promptly prepare and file with the Commission such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Agents such number of copies of such amendment or supplement as the Agents may reasonably request. If, at any time following issuance of any supplement to the Prospectus, there occurred or occurs an event or development as a result of which such supplement to the Prospectus conflicted, conflicts or would conflict with the information contained in the Registration Statement or the Prospectus, or included, includes or would include an untrue statement of a material fact, or omitted, omits or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances, prevailing at that subsequent time, not misleading, the Company will promptly notify the Agents to suspend the offering of Placement Securities during such period and the Company will, subject to Section 8(a), promptly amend or supplement such supplement to the Prospectus to eliminate or correct such conflict, untrue statement or omission.

e.	Blue Sky and Other Qualifications. The Company will use its best efforts, in cooperation with the Agents, to qualify the Placement Securities for offering and sale, or to obtain an exemption for the Securities to be offered and sold, under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Agents may designate and to maintain such qualifications and exemptions in effect for so long as required for the distribution of the Placement Securities (but in no event for less than one (1) year from the date of this Agreement); provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Placement Securities have been so qualified or exempt, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification or exemption, as the case may be, in effect for so long as required for the distribution of the Placement Securities (but in no event for less than one (1) year from the date of this Agreement).

f.	Rule 158. The Company will timely file such reports pursuant to the Exchange Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Agents the benefits contemplated by, the last paragraph of Section 11(a) of the Securities Act, as contemplated by Rule 158 under the Securities Act.

g.	Use of Proceeds. The Company will use the Net Proceeds in the manner specified in the Prospectus under “Use of Proceeds.”

h.	Listing. During any period in which the Prospectus relating to the Placement Securities is required to be delivered by the Agents under the Securities Act with respect to a pending sale of the Placement Securities, the Company will use its commercially reasonable efforts to cause the Placement Securities to be listed on the NASDAQ.

i.	Filings with the NASDAQ. The Company will timely file with the NASDAQ all material documents and notices required by the NASDAQ of companies that have or will issue securities that are traded on the NASDAQ.

j.	Reporting Requirements. The Company, during any period when the Prospectus is required to be delivered under the Securities Act and the Exchange Act, will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act.

k.

Notice of Other Sales. The Company will not, without (i) giving the Agents at least three (3) business days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale and (ii) directing the Agents to suspend activity under this Agreement for such period of time as requested by the Company, (A) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, directly or indirectly, any Common Stock or securities convertible into or exchangeable or exercisable for or repayable with Common Stock, or file any registration statement under the Securities Act with respect to any of the foregoing (other than a shelf registration statement under Rule 415, a registration statement on Form S-8 or post-effective amendment to the Registration Statement) or (B) enter into any swap or other agreement or any transaction that transfers in whole or in part, directly or indirectly, any of the economic consequence of ownership of the Common Stock, or any securities convertible into or exchangeable or exercisable for or repayable with Common Stock, whether any such swap or transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (x) the Securities to be offered and sold through the Agents pursuant to this Agreement, (y) Common

Stock issuable pursuant to the Company’s dividend reinvestment plan, if any, as it may be amended or replaced from time to time, and (z) equity incentive awards approved by the board of directors of the Company or the compensation committee thereof or the issuance of Common Stock upon exercise thereof.

l.	Change of Circumstances. The Company will, at any time during a fiscal quarter in which the Company intends to tender a Placement Notice or sell Placement Securities, advise the Agent promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to the Agent pursuant to this Agreement.

m.	Due Diligence Cooperation. The Company will cooperate with any reasonable due diligence review conducted by the Agents or their agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior officers, during regular business hours and at the Company’s principal offices, as the Agents may reasonably request.

n.	Disclosure of Sales. The Company will disclose in its Quarterly Reports on Form 10-Q, in its Annual Reports on Form 10-K and/or in a Current Report on Form 8-K, the number of Common Stock sold through the Agents and the Net Proceeds received by the Company with respect to sales of Common Stock pursuant to this Agreement, together with any other information that the Company reasonably believes is required to comply with the Securities Act.

o.

Representation Dates; Certificate. On the date of this Agreement and each time during the term of this Agreement the Company files a Prospectus relating to the Securities or amends or supplements (other than a prospectus supplement relating solely to an offering of securities other than the Securities) the Registration Statement or the Prospectus relating to the Securities that includes updated financial information as of the end of the Company’s most recent quarterly period or fiscal year, as applicable (a “Quarterly 497 Filing” by means of a post-effective amendment, sticker, or supplement, each such event shall be deemed a “Representation Date”), each of the Company and the Advisor shall furnish the Agents with a certificate, in the form attached hereto as Exhibit F and Exhibit G, respectively. The requirement to provide certificates under this Section 8(o) shall be waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Company makes a Quarterly 497 Filing containing updated annual audited financial statements. Notwithstanding the foregoing, if the Company subsequently decides to sell Securities following a Representation Date when the Company relied on such waiver and did not provide the Agents with a certificate under this Section 8(o), then before the

Company delivers the Placement Notice or the Agent sells any Securities, the Company and the Advisor shall provide the Agents with a certificate, in the form attached hereto as Exhibit F and Exhibit G, dated the date of the Placement Notice.

p.	Legal Opinion. On or prior to the date of the first Placement Notice given hereunder, the Company shall cause to be furnished to the Agents written opinions and assurances of Morrison Foerster LLP (“Company Counsel”), or other counsel reasonably satisfactory to the Agents, in form and substance reasonably satisfactory to the Agents. Thereafter, within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 8(o) for which no waiver is applicable, the Company shall cause to be furnished to the Agents a letter of Company Counsel in form and substance reasonably satisfactory to the Agents, substantially similar to the forms attached hereto as Exhibit D-1 and Exhibit D-2; provided, however, that in lieu of such opinions for subsequent Representation Dates, any such counsel may furnish the Agents with a letter to the effect that the Agent may rely on a prior opinion delivered under this Section 8(p) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

q.	Agent Counsel Legal Opinion. On or prior to the date of the first Placement Notice given hereunder, the Agents shall have received the written opinions and assurances of Sutherland Asbill & Brennan LLP (“Agent Counsel”), or other counsel reasonably satisfactory to the Agents, in form and substance reasonably satisfactory to the Agents. Thereafter, within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 8(o) for which no waiver is applicable, the Agents shall receive a letter of Agents’ Counsel in form and substance reasonably satisfactory to the Agents, substantially similar to the form attached hereto as Exhibit E; provided, however, that in lieu of such opinions for subsequent Representation Dates, any such counsel may furnish the Agents with a letter to the effect that the Agents may rely on a prior opinion delivered under this Section 8(q) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

r.

Comfort Letter. On or prior to the date of the first Placement Notice given hereunder and within five (5) Trading Days of each Representation Date on which the Company makes a Quarterly 497 Filing containing updated financial statements, with respect to which the Company is obligated to deliver a certificate in the forms attached hereto as Exhibit F and Exhibit G for which no waiver is applicable, the Company shall cause its independent accountants to furnish the Agents a letter, dated as of such date (the “Comfort Letter”), confirming that they are an independent registered public accounting firm within the meaning of the

Securities Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

s.	Market Activities. The Company has not and will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or (ii) sell, bid for or purchase the Securities to be issued and sold pursuant to this Agreement, or pay anyone any compensation for soliciting purchases of the Securities to be issued and sold pursuant to this Agreement other than the Agents; provided, however, that the Company may bid for and purchase the Common Stock in accordance with Rule 10b-18 under the Exchange Act, and the Company acknowledges that the Agent may engage in passive market making transaction in the Securities on NASDAQ in accordance with Regulation M under the Exchange Act.

t.	Insurance. The Company has and shall maintain, or cause to be maintained, insurance in such amounts and covering such risks as is reasonable and customary for companies engaged in similar businesses in similar industries.

u.	Compliance with Laws. The Fidus Entities shall maintain, or cause to be maintained, all material environmental permits, licenses and other authorizations required by federal, state and local law in order to conduct their businesses as described in the Prospectus, and each of the Fidus Entities shall conduct their businesses, or cause their businesses to be conducted, in substantial compliance with such permits, licenses and authorizations and with applicable Environmental Laws, except where the failure to maintain or be in compliance with such permits, licenses and authorizations could not reasonably be expected to have a Material Adverse Effect.

v.	Securities Act and Exchange Act. The Company will use its best efforts to comply with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Securities as contemplated by the provisions hereof and the Prospectus.

w.	Sarbanes-Oxley Act. The Company and its Subsidiaries shall comply in all material respects with all effective applicable provisions of the Sarbanes-Oxley Act.

x.	Rights to Refuse Purchase. If, to the knowledge of the Company, all filings required by Rule 497 under the Securities Act (“Rule 497”) in connection with the offering of the Securities shall not have been made or the representations, warranties and agreements of the Company in Section 5 shall not be true and correct on any applicable Settlement Date, the Company will offer to any Person who has agreed to purchase Securities from the Company as a result of an offer to purchase solicited by the Agent the right to refuse to purchase and pay for such Securities.

9.	Payment of Expenses.

a.	Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment and supplement thereto, (ii) the word processing, printing and delivery to the Agent of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Placement Securities, (iii) the preparation, issuance and delivery of the certificates for the Placement Securities to the Agent, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Placement Securities to the Agent, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification or exemption of the Placement Securities under securities laws in accordance with the provisions of Section 8(e), including filing fees and the reasonable fees and disbursements of counsel for the Agent in connection therewith and in connection with the preparation of a state securities law or “blue sky” survey and any supplements thereto, (vi) the printing and delivery to the Agent of copies of any the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Agent to investors, (vii) the preparation, printing and delivery to the Agent of copies of the Blue Sky Survey and any Canadian “wrapper” and any supplements thereto, (viii) the fees and expenses of any transfer agent or registrar for the Securities, (ix) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Agent in connection with the review by FINRA of the terms of the sale of the Securities, (x) the fees and expenses incurred in connection with the listing of the Placement Securities on the NASDAQ, (xi) the disbursements of counsel for the Agent in connection with the copying and delivery of closing documents delivered by the Company or the Company’s accountants or counsel (including any local counsel) and (xii) if Securities having an aggregate offering price of $25,000,000 or more have not been offered and sold collectively under this Agreement by the one-year anniversary of this Agreement (or such earlier date at which the Company terminates this Agreement) (the “Determination Date”), the Company shall reimburse each Agent for all of its reasonable out-of-pocket expenses, including the fees and disbursements of counsel incurred by the Agents in connection with the transactions contemplated by this Agreement (the “Expenses”); provided, however, that such reimbursement amount paid to the Agents in the aggregate shall not exceed $50,000. The Expenses shall be due and payable by the Company to the Agents within five (5) business days of the Determination Date.

b.	Termination of Agreement. If this Agreement is terminated by the Agents in accordance with the provisions of Section 19, Section 14(a)(i) or Section 14(a)(iii) (with respect to the first clause only), the Company shall reimburse the Agents for all of their out of pocket expenses, including the reasonable fees and disbursements of counsel for the Agents, unless Placement Securities having an aggregate offering price of $25,000,000 or more have previously been offered and sold under this Agreement; provided however, that such reimbursement amount paid to the Agents shall not exceed $50,000.

10.	Conditions of the Agents’ Obligations. The obligations of the Agents hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations, warranties and agreements of the Company contained in this Agreement or in certificates of any officer of the Company or any Subsidiary delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

a.	Effectiveness of Registration Statement. The Registration Statement shall have become effective and shall be available for (i) all sales of Placement Securities issued pursuant to all prior Placement Notices (each as amended by a corresponding Acceptance, if applicable) and (ii) the sale of all Placement Securities contemplated to be issued by any Placement Notice (as amended by the corresponding Acceptance, if applicable).

b.

No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by any of the Fidus Entities of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus, or any supplement to the Prospectus, or any material document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus, or any supplement to the Prospectus, or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and, that in the case of the Prospectus and any supplement to the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

c.	No Misstatement or Material Omission. The Agents shall not have advised the Company that the Registration Statement or Prospectus, or any supplement to the Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in the Agents’ opinion is material, or omits to state a fact that in the Agents’ opinion is material and is required to be stated therein or is necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

d.	Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, there shall not have been any material adverse change to the condition, financial or otherwise, or in the earnings, business affairs, business prospects, management, assets or properties of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business.

e.	Opinion of Counsel for Company. The Agents shall have received the favorable opinions of Company Counsel, required to be delivered pursuant to Section 8(p) on or before the date on which such delivery of such opinion is required pursuant to Section 8(p).

f.	Opinion of Counsel for the Agents. The Agents shall have received the favorable opinion of Sutherland Asbill & Brennan LLP required to be delivered pursuant to Section 8(q) on or before the date on which the delivery of such opinion is required pursuant to Section 8(q).

g.	Representation Certificates. The Agents shall have received the certificates required to be delivered pursuant to Section 8(o) on or before the date on which delivery of such certificates is required pursuant to Section 8(o).

h.	Accountant’s Comfort Letter. The Agents shall have received the Comfort Letter required to be delivered pursuant to Section 8(r) on or before the date on which such delivery of such Comfort Letter is required pursuant to Section 8(r).

i.	Approval for Listing. The Placement Securities shall either have been (i) approved for listing on the NASDAQ Global Select Market, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Securities on the NASDAQ at, or prior to, the issuance of any Placement Notice.

j.	No Suspension. Trading in the Securities shall not have been suspended on the NASDAQ Global Select Market.

k.	Additional Documents. On each date on which the Company is required to deliver certificates pursuant to Section 8(o), counsel for the Agents shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, contained in this Agreement.

l.	Securities Act Filings Made. All filings with the Commission required by Rule 497 under the Securities Act have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 497.

m.	Termination of Agreement. If any condition specified in this Section 10 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Agents by notice to the Company, and such termination shall be without liability of any party to any other party except as provided in 8.x and except that, in the case of any termination of this Agreement, Section 5, Section 6, Section 11, Section 12, Section 13 and Section 21 shall survive such termination and remain in full force and effect.

11.	Indemnification.

a.	Indemnification by the Company. The Company agrees to indemnify and hold harmless the Agents, their Affiliates, their selling agents and each Person, if any, who controls the Agents within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

i.	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

ii.	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or arbitration, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 11(d)) any such settlement is effected with the written consent of the Company; and

iii.	against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Agent), reasonably incurred in investigating, preparing or defending against any litigation or arbitration, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clause (i) or (ii) above, provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Agents expressly for use in the Registration Statement (or any amendment thereto), or the Prospectus (or any amendment or supplement thereto).

b.	Indemnification by the Agents. The Agents, and each of them, agree to indemnify and hold harmless the Company and each of their officers who signed the Registration Statement, the other Fidus Entities and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 11(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by the Agents expressly for use therein.

c.

Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any claim, litigation, arbitration, proceeding, or investigation commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 11(a), counsel to the indemnified parties shall be selected by the Agents, and, in the case of parties indemnified pursuant to Section 11(b), counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment or order with respect to any litigation or arbitration, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 11 or Section 12 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, arbitration, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

d.	Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 11(a)(ii) effected without its written consent if (i) such settlement is entered into more than forty-five (45) days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least thirty (30) days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

12.	Contribution. If the indemnification provided for in Section 11 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Agents, on the other hand, from the offering of the Placement Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Agents, on the other hand, in connection with the statements or omissions that resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Agents, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total Net Proceeds from the offering of the Placement Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total commissions received by the Agents, in each case as set forth on the cover of the Prospectus, bear to the aggregate public offering price of the Securities as set forth on such cover.

The relative fault of the Company, on the one hand, and the Agents, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Agents and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Agents agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 12. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 12 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation or arbitration, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 12, the Agents shall not be required to contribute any amount in excess of the commissions or other compensation to be paid by the Company to the Agent in connection with the sale of the Placement Securities under this Agreement and no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 12, each Person, if any who controls the Agents within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each Affiliate, director, officer or employee of the Agents shall have the same rights to contribution as the Agents, and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

13.	Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any Subsidiary submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Agents or controlling Person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Agents.

14.	Termination of Agreement.

a.

Termination; General. The Agents may terminate this Agreement, by notice to the Company and the Advisor, as hereinafter specified at any time (i) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs, business prospects, management, assets or properties of the Company, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Agents, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in the Placement Securities has been suspended or materially limited by the Commission or the NASDAQ, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, (iv) if a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or (v) if a banking moratorium has been declared by either Federal or New York authorities.

b.	Termination by the Company. Subject to Section 14(f), the Company shall have the right to terminate this Agreement in its sole discretion at any time after the date of this Agreement.

c.	Termination by the Agents. Subject to Section 14(f), the Agents shall have the right to terminate this Agreement in its sole discretion at any time after the date of this Agreement.

d.	Automatic Termination. Unless earlier terminated pursuant to this Section 14, this Agreement shall automatically terminate upon the issuance and sale of Placement Securities through the Agent on the terms and subject to the conditions set forth herein equal to the Maximum Amount.

e.	Continued Force and Effect. This Agreement shall remain in full force and effect unless terminated pursuant to Section 14(a), Section 14(b), Section 14(c), or Section 14(d) or otherwise by mutual agreement of the parties.

f.	Effectiveness of Termination. Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by the Agents or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Securities, such Placement Securities shall settle in accordance with the provisions of this Agreement.

g.	Liabilities. If this Agreement is terminated pursuant to this Section 14, such termination shall be without liability of any party to any other party except as provided in Section 9, and except that, in the case of any termination of this Agreement, Section 5, Section 11, Section 12, Section 13, and Section 21 shall survive such termination and remain in full force and effect.

h.	Amendments and Waivers. Any provision or requirement of this Agreement may be waived or amended in any respect by a writing signed by the parties hereto. No waiver or amendment shall be enforceable against any party hereto unless in writing and signed by the party against which such waiver is claimed. A waiver of any provision or requirement of this Agreement shall not constitute a waiver of any other term and shall not affect the other provisions of this Agreement. A waiver of a provision or requirement of this Agreement will apply only to the specific circumstances cited therein and will not prevent a party from subsequently requiring compliance with the waived provision or requirement in other circumstances.

15.	Notices. Except as otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Agents shall be directed to the Agents at Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, to the attention of General Counsel and Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue Milwaukee, WI 53202, to the attention of the General Counsel. Notices to the Company shall be directed to it at Fidus Investment Corporation, 1603 Orrington Avenue, Suite 1005, Evanston, Illinois 60201, to the attention of Chief Financial Officer.

16.	Parties. This Agreement shall inure to the benefit of and be binding upon the Agents, the Company, the Advisor and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the Agents, the Company, the Advisor and their respective successors and the controlling Persons and officers, directors, employees or Affiliates referred to in Section 11 and Section 12 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Agents, the Company and their respective successors, and said controlling Persons and officers, directors, employees or Affiliates and their heirs and legal representatives, and for the benefit of no other Person. No purchaser of Securities from the Agent shall be deemed to be a successor by reason merely of such purchase.

17.	Adjustments for Share Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any share split, share dividend or similar event effected with respect to the Securities.

18.	Governing Law and Time. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

19.	Effect of Headings. The Section and Exhibit headings herein are for convenience only and shall not affect the construction hereof.

20.	Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

a.	the Agents are acting solely as agent and/or principal in connection with the public offering of the Securities and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship among the Company or any of its Affiliates, shareholders (or other equity holders), creditors or employees or any other party, on the one hand, and the Agents, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Agents have advised or are advising the Company on other matters, and the Agents have no obligation to the Company with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

b.	the public offering price of the Securities set forth in this Agreement was not established by the Agent;

c.	it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

d.	the Agents have not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement and it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

e.	it is aware that the Agents and their Affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Agents have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship or otherwise; and

f.	it waives, to the fullest extent permitted by law, any claims it may have against the Agents for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Agents shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on its behalf or in right of it or the Company or employees or creditors of the Company.

[Signature page follows.]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Agents and the Company in accordance with its terms.

Very truly yours,

FIDUS INVESTMENT CORPORATION

By
Name:	Shelby E. Sherard
Title:	Chief Financial Officer and Chief
Compliance Officer

FIDUS INVESTMENT ADVISORS, LLC

By
Name:	Edward H. Ross
Title:	Chief Executive Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

RAYMOND JAMES & ASSOCIATES, INC.

By
Name:
Title:

ROBERT W. BAIRD & CO. INCORPORATED

By
Name:
Title:

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